Pulse Biosciences Reports Second Quarter 2020 Financial Results

HAYWARD, Calif. [Business Wire] –  August 10, 2020. Pulse Biosciences, Inc. (Nasdaq: PLSE), a novel bioelectric medicine company progressing Nano-Pulse Stimulation™ (NPS™) technology,  today announced financial results for the second quarter ended June  30, 2020.

Recent Highlights

•

Completed the CellFX® System GLP  (good laboratory practice) preclinical study treatments to generate the data required for the planned 510(k) submission to the U.S. Food and Drug Administration (FDA) for an initial FDA clearance with a general dermatologic indication. This puts the Company on track for a 510(k) submission in the next 60-90 days.

•

Conducted a formal Pre-Submission meeting with the FDA to establish the design for the comparative study required for a subsequent 510(k) submission to expand the indication for use of the CellFX System to include a specific indication for Sebaceous Hyperplasia. The meeting resulted in a general agreement on the study design which allows the Company to move forward with an IDE submission and a potential study start in early Q4, as planned

•

Submitted the CellFX System technical file to its European notified body in pursuit of the CE mark,  the regulatory approval that would authorize the Company to commercialize the CellFX System in the EU.  Review is currently underway with expectations for receipt of a CE mark for the CellFX System in Q1 2021

•

Three clinical studies demonstrating favorable results from the investigational use of NPS technology in Nodular Basal Cell Carcinoma, Sebaceous Hyperplasia and Common Warts, respectively, were presented at the virtual American Society for Laser Medicine and Surgery (ASLMS) annual conference

•

Strengthened balance sheet with the successful completion of a substantially oversubscribed rights offering, incurring minimal offering costs compared to a traditional public offering, delivering greater net proceeds to the Company. The $30.0 million rights offering generated $29.5 million of net proceeds, not including additional potential gross proceeds of $4.5 million through the exercise of issued warrants

•	Expanded its Board of Directors with the appointment of Richard van den Broek, serving as a member of the audit and the compensation committees of the Board

“We had a very productive second quarter despite the challenging circumstances persisting as a result of the COVID-19 pandemic. We have remained diligent in our efforts to create the safest work environment possible for our employees and the community and I would like to thank our entire team for their continued efforts and dedication. At the same time, we are pleased that we continue to drive progress towards our top priority of achieving regulatory approvals for the CellFX System,”  said Darrin Uecker, President and CEO of Pulse Biosciences. “We believe our progress on the clinical and regulatory front combined with continued engagement from the scientific community has positioned us favorably for eventual commercialization in the US, Europe and Canada. Lastly, I would like to thank our shareholders for their participation in the rights offering. Proceeds from this offering will enable us to further progress our development, clinical and commercial objectives.”

Financial Update

Cash, cash equivalents and investments totaled $37.8 million as of June  30, 2020, compared to $15.9 million as of March 31, 2020.  Excluding the net proceeds of the rights offering received in the three months ended June 30, cash used in the second quarter of 2020 totaled $7.9 million. This compares with $9.5 million used in the first quarter of 2020.

Operating expenses for the three months ended June  30, 2020 were $11.4 million, compared to $11.6 million for the prior year period.  Second quarter 2020 operating expenses included stock-based compensation expense of $2.4 million, compared to  $2.7 million in the second quarter of 2019. The decrease in operating expenses was primarily driven by reduced research and development costs which were partially offset by increases in general and administrative costs in preparation for commercialization.

Operating expenses for the six months ended June 30, 2020 were $23.3 million, compared to $22.1 million for the prior year period. Stock-based compensation expense for the six months ended June 30, 2020 was $5.0 million, compared to $5.1 million in the prior year period. The increase in operating expenses was primarily driven by the expansion of operational infrastructure including marketing and sales functions.

Net loss for the three months ended June  30, 2020 was ($11.3) million compared to ($11.4) million for the three months ended June  30, 2019.  Net loss for the six months ended June 30, 2020 was ($23.2) million compared to ($21.4) million for the six months ended June 30, 2019.

Impact of COVID-19

Our operations in the second quarter of 2020 experienced minimal impacts as a result of the COVID-19 pandemic. Product development and regulatory timelines have not been materially affected at this time but due to the uncertain scope and duration of the pandemic, we cannot reasonably estimate the future impact to our operations and financial results.

Webcast and Conference Call Information

Pulse Biosciences’ management will host a conference call today, August 10, 2020 beginning at 1:30pm PT. Investors interested in listening to the conference call may do so by dialing 1-855-327-6837 for domestic callers or 1-631-891-4304 for international callers. A live and recorded webcast of the event will be available at http://investors.pulsebiosciences.com/.

About Pulse Biosciences

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve and extend the lives of patients. If cleared, the CellFX® System will be the first commercial product to harness the distinctive advantages of the Company’s proprietary Nano-Pulse Stimulation™ (NPS™) technology to treat a variety of applications for which an optimal solution remains unfulfilled. Nano-Pulse Stimulation technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. Subject to regulatory approval, the initial commercial use of the CellFX System is expected to address a broad range of dermatologic conditions that share high demand among patients and practitioners for improved and durable aesthetic outcomes. Designed as a multi-application platform, the CellFX System is intended to offer customer value with a utilization-based revenue model across an expanding spectrum of clinical applications. To learn more please visit www.pulsebiosciences.com.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Caution: Pulse Biosciences’ CellFX System and Nano-Pulse Stimulation technology are for investigational use only.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to Pulse Biosciences’ expectations regarding regulatory clearance and the timing of FDA filings or approvals including meetings with FDA and the ability of the Company to successfully complete a 510(k) submission for the CellFX System, the ability of the Company to prepare and provide data to FDA and the notified body responsible for conducting CE mark review, the ability of the Company to obtain a CE mark for the CellFX System, NPS technology including the effectiveness of such technology and the effectiveness of related clinical studies in predicting outcomes resulting from the use of NPS technology, the CellFX System including the benefits of the CellFX System and commercialization of the CellFX System, current and planned future clinical studies and the ability of the Company to execute such studies and results of any such studies, other matters related to its pipeline of product candidates, the Company’s market opportunity and commercialization plans, the Company’s ability to effectively use capital raised through the rights offering, future financial performance, the impact of COVID-19 and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Investors:

Pulse Biosciences

Sandra Gardiner, EVP and CFO

510.241.1077

IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor

415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk

504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com

PULSE BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(in thousands, except par value)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$37,765	$6,899
Investments	—	18,499
Prepaid expenses and other current assets	907	1,005
Total current assets	38,672	26,403

Property and equipment, net	2,591	2,566
Intangible assets, net	4,214	4,547
Goodwill	2,791	2,791
Right-of-use assets	9,749	5,114
Other assets	365	494
Total assets	$58,382	$41,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,489	$1,963
Accrued expenses	3,123	2,496
Lease liability, current	278	—
Total current liabilities	4,890	4,459

Lease liability, less current portion	11,164	6,719
Total liabilities	16,054	11,178

Stockholders’ equity:
Preferred stock, $0.001 par value; authorized – 50,000 shares; no shares issued and outstanding	—	—
Common stock, $0.001 par value: authorized – 500,000 shares; issued and outstanding – 25,149 shares and 20,825 shares at June 30, 2020 and December 31, 2019, respectively	25	21
Additional paid-in capital	188,197	153,401
Accumulated other comprehensive income	—	4
Accumulated deficit	(145,894)	(122,689)
Total stockholders’ equity	42,328	30,737
Total liabilities and stockholders’ equity	$58,382	$41,915

PULSE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$—
Operating expenses:
General and administrative	5,317	5,146	10,920	9,547
Research and development	5,870	6,337	12,051	12,179
Amortization of intangible assets	167	166	333	333
Total operating expenses	11,354	11,649	23,304	22,059
Other income:
Interest income	21	290	99	622
Total other income	21	290	99	622
Net loss	(11,333)	(11,359)	(23,205)	(21,437)
Other comprehensive loss:
Unrealized gain (loss) on available-for-sale securities	(17)	20	(4)	23
Comprehensive loss	$(11,350)	$(11,339)	$(23,209)	$(21,414)
Net loss per share:
Basic and diluted net loss per share	$(0.53)	$(0.55)	$(1.10)	$(1.04)
Weighted average shares used to compute net loss per common share — basic and diluted	21,528	20,728	21,183	20,704

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
Stock Based Compensation Expense:	2020	2019	2020	2019
General and administrative	$1,515	$1,660	$3,264	$3,145
Research and development	897	1,039	1,774	1,915
Total stock-based compensation expense	$2,412	$2,699	$5,038	$5,060